Exhibit 99.1

eMagin Corporation Announces First Quarter 2018 Financial Results

- Posts 13% Revenue Growth in Q1; 20% Increase in Backlog from Year End-

HOPEWELL JUNCTION, N.Y. –May 10, 2018 – eMagin Corporation, or the “Company”, (NYSE American: EMAN), a leader in the development, design and manufacture of Active Matrix OLED microdisplays for high resolution imaging products, today announced financial results and corporate highlights for the first quarter ended March 31, 2018.

“We had a strong start to the year for our commercial initiatives as well as our military programs,” said Andrew Sculley, President and Chief Executive Officer. “In addition, we are making important strides in our manufacturing processes that have contributed to improvement in yields and increased throughput.”

“We are seeing broader, accelerating interest within the consumer AR/VR market. New opportunities continue to surface for our high brightness, direct patterned OLED microdisplays. Consistently, we hear from prospects in the consumer segment that our cutting-edge technology is a key enabler for next generation HMD products,” continued Mr. Sculley. “I am happy to say that the design of our next generation display is on track and going well.  We look forward to having prototypes available for customers by year end 2018 or early 2019.

“As we work with our prospective manufacturing partners and our consumer electronics OEMs, our focus remains on identifying the optimal business structure to scale our direct patterning (dPdtm) technology and best capitalize on the consumer AR/VR market opportunity. This will enable us to achieve the broadest application of our dPd technology in the marketplace.

“Our military business continues to grow, and we saw increased bookings from our U.S. programs as well as from foreign military customers. At March 31st, our product backlog was $11.8 million, an increase of over 20% from the $9.8 million backlog at December 31, 2017. We are supporting many programs that the US military considers to be of high importance including applications for night vision, thermal weapon sights, see-through HMD systems for mounted and dismounted missions as well as aviation helmet upgrades and prototypes for next generation helmet systems.

“We are continuing to make progress in our development of very high brightness full-color microdisplays incorporating our dPd technology. To this end, we are designing further improvements to lengthen the lifetime of our microdisplays and incorporating enhancements to our equipment to improve our production yields and expand our manufacturing capacity.

“The response to our micro displays has been overwhelmingly positive. Demand for our products remains strong both domestically and internationally. This is leading to more orders and requests for accelerated deliveries across the board,” concluded Mr. Sculley.

Business and Product Highlights

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We are continuing to optimize our dPd technology and having previously demonstrated maximum brightness of more than 5,300 nits, we have recently achieved greater than 7000 nits while reducing power consumption by 20%.

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We are advancing discussions with multiple consumer electronics partner prospects regarding eMagin’s next generation microdisplays for AR/VR applications. Additionally, we received an inquiry from two additional prospective Tier 1 customers about designing and developing displays.

•	We expanded discussions on mass production for the commercial market and included an additional potential partner in those discussions.

•	We accelerated shipments for multiple international customers as business activity increases.

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We are expanding our business development initiatives internationally and pursuing new markets in Asia where we have not been as active. In April we participated in the DefExpo 18 India trade show where our microdisplays received strong interest from defense and commercial customers in the rapidly growing Indian market.

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We are on schedule with the OLED upgrade to a production helmet for a multi-service, multi-country, fixed wing aircraft program. Additional displays for pre-production testing will be delivered in the second quarter with deliveries of displays for flight testing expected in the fourth quarter. We are receiving positive feedback on the performance of this OLED helmet during qualification and flight testing.

Quarter Results

Revenues for the first quarter of 2018 grew 13% to $6.9 million, an increase of $0.8 million from revenues of $6.1 million reported a year ago and up sequentially by $0.5 million from the fourth quarter of 2017.

Product revenues increased 34% to $5.9 million compared to $4.4 million in the first quarter of 2017. The year-on-year increase in product revenue was due to an increase in display revenues from the ramp up of new U.S. military programs and increased demand by international customers.  Contract revenues totaled $1.0 million in the first quarter compared to $1.7 million in the same quarter of last year. The current quarter’s revenues were from a number of customers whereas the prior year’s contract revenues were primarily from one consumer customer.

Overall gross margin for the first quarter was 29% on gross profit of $2.0 million compared to a gross margin of 30% on gross profit of $1.8 million in the prior year period. The decrease in gross margin was primarily due to higher unit material costs in the 2018 quarter and lower contract revenues in the quarter on which the Company generally earns a higher gross margin.

Operating expenses for the first quarter of 2018, including R&D expenses, were $4.5 million as compared to $3.8 million in the first quarter of 2017.  Operating expenses as a percentage of sales were 66% in the first quarter compared to 63% a year ago.  The increase in operating expenses was due to higher R&D expenses associated with the development of the Company’s dPd and XLS process technologies, as well as greater spending on professional services, legal and travel expenses for negotiations with prospective consumer electronics customers and volume manufacturing partners.  Also included in operating expenses were approximately $240 thousand for transaction fees incurred in the January 2018 offering which were associated with the fair value of the warrant liability.

Operating loss for the first quarter was $2.6 million versus an operating loss of $2.0 million in the first quarter of last year. Net loss for the first quarter of 2018 was $2.1 million, or $0.05 per diluted share, compared to a net loss of $2.0 million, or $0.06 per diluted share, in the first quarter of 2017.

As of March 31, 2018, the Company had cash and cash equivalents of $9.8 million, working capital of $16.5 million, and borrowing availability under the ABL facility of $4.4 million.

Conference Call Information

A conference call and live webcast will begin today at 9:00 am ET. An archive of the webcast will be available one hour after the live call through June 10, 2018. To access the live webcast or archive, please visit the Company’s website at ir.emagin.com or www.earnings.com.

About eMagin Corporation

A leader in OLED microdisplay technology, OLED microdisplay manufacturing know-how and mobile display systems, eMagin manufactures high-resolution OLED microdisplays and integrates them with magnifying optics to deliver virtual images comparable to large-screen computer and television displays in portable, low-power, lightweight personal displays. eMagin’s microdisplays provide near-eye imagery in a variety of products from military, industrial, medical and consumer OEMs.  More information about eMagin is available at www.emagin.com.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, including those regarding eMagin Corporation’s expectations, intentions, strategies and beliefs pertaining to future events or future financial performance.  Actual events or results may differ materially from those in the forward-looking statements as a result of various important factors, including those described in the Company’s most recent filings with the SEC. For a more complete description of the risks that could cause our actual results to differ from our current expectations, please see the section entitled “Risk Factors” in eMagin’s Annual Report on Form 10-K for the fiscal year ended December 31, 2017.

Non-GAAP Financial Measures

To supplement the Company’s consolidated financial statements presented on a GAAP basis, the Company has provided non-GAAP financial information, namely earnings before interest, taxes, depreciation and amortization, and non-cash compensation expense (“Adjusted EBITDA”). The Company’s management believes that this non-GAAP measure provides investors with a better understanding of how the results relate to the Company’s historical performance.  The additional adjusted information is not meant to be considered in isolation or as a substitute for GAAP financial statements.  Management believes that these adjusted measures reflect the essential operating activities of the Company.  A reconciliation of non-GAAP financial information appears below.

EMAGIN CORPORATION

CONSOLIDATED BALANCE SHEETS

(in thousands, except share and per share data)

	March 31,	December 31,
	2018	2017
	(unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$9,802	$3,526
Accounts receivable, net	4,138	4,528
Unbilled accounts receivable	526	406
Inventories	8,947	8,640
Prepaid expenses and other current assets	1,115	1,328
Total current assets	24,528	18,428
Equipment, furniture and leasehold improvements, net	8,150	8,553
Intangibles and other assets	363	326
Total assets	$33,041	$27,307

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$1,696	$1,714
Accrued compensation	1,472	1,557
Revolving credit facility, net	—	3,808
Common stock warrant liability	3,187	784
Other accrued expenses	1,134	719
Deferred revenue	188	765
Other current liabilities	365	469
Total current liabilities	8,042	9,816

Commitments and contingencies (Note 9)

Shareholders’ equity:
Preferred stock, $.001 par value: authorized 10,000,000 shares:
Series B Convertible Preferred stock, (liquidation preference of $5,659) stated value $1,000 per share, $.001 par value: 10,000 shares designated and 5,659 issued and outstanding as of March 31, 2018 and December 31, 2017	—	—
Common stock, $.001 par value: authorized 200,000,000 shares, issued 45,273,339 shares, outstanding 45,111,273 shares as of March 31, 2018 and issued 35,182,589 shares, outstanding 35,020,523 shares as of December 31, 2017	134	35
Additional paid-in capital	254,216	244,726
Accumulated deficit	(228,851)	(226,770)
Treasury stock, 162,066 shares as of March 31, 2018 and December 31, 2017	(500)	(500)
Total shareholders’ equity	24,999	17,491
Total liabilities and shareholders’ equity	$33,041	$27,307

EMAGIN CORPORATION

CONSOLIDATED STATEMENTS OF OPERATIONS

(in thousands, except share and per share data)

(unaudited)

	Three Months Ended
	March 31,
	2018	2017
Revenues:

Product	$5,863	$4,381
Contract	1,004	1,688
License	—	—
Total revenues, net	6,867	6,069

Cost of revenues:

Product	4,359	3,458
Contract	528	793
License	—	—
Total cost of revenues	4,887	4,251

Gross profit	1,980	1,818

Operating expenses:

Research and development	1,631	1,334
Selling, general and administrative	2,912	2,463
Total operating expenses	4,543	3,797

Loss from operations	(2,563)	(1,979)

Other income (expense):
Change in fair value of common stock warrant liability	503	—
Interest expense, net	(42)	(35)
Other income, net	21	15
Total other income	482	(20)
Loss before provision for income taxes	(2,081)	(1,999)
(Provision) benefit for income taxes	—	—

Net loss	$(2,081)	$(1,999)

Loss per share, basic	$(0.05)	$(0.06)
Loss per share, diluted	$(0.05)	$(0.06)

Weighted average number of shares outstanding:

Basic	42,255,189	31,628,997

Diluted	42,255,189	31,628,997

Non-GAAP Information

	Three Months Ended
	March 31,
	2018	2017

Net income (loss)	$(2,081)	$(1,999)
Non-cash compensation	205	214
Change in fair value of common stock warrant liability	(503)	—
Depreciation and intangibles amortization expense	468	486
Interest expense	42	35
Provision for income taxes	—	—
Adjusted EBITDA	$(1,869)	$(1,264)

Source: eMagin Corporation

CONTACT:

eMagin Corporation

Jeffrey Lucas, Chief Financial Officer

845-838-7931

jlucas@emagin.com

Affinity Growth Advisors

Betsy Brod

212-661-2231

betsy.brod@affinitygrowth.com